                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                   MERRILL LYNCH & CO., INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                                                      PROXY
                                                    STATEMENT


                                             [IMAGE OF PLANET EARTH]


                                                       1997

                                                   ------------


                                           NOTICE OF THE ANNUAL MEETING
                                           OF STOCKHOLDERS TO BE HELD
                                                  APRIL 15, 1997

                                            MERRILL LYNCH & CO., INC.
                                         CONFERENCE AND TRAINING CENTER
                                              PLAINSBORO, NEW JERSEY





                                              [LOGO] MERRILL LYNCH

                          GRAPHIC DESCRIPTION FOR COVER

GRAPHIC DEPICTS A HOLLOW GLOBE CONSTRUCTED OF GOLD LATITUDINAL AND LONGITUDINAL LINES, WITH CONTINENTS IN GOLD. THE WESTERN HEMISPHERE IS CENTERED ON THE GLOBE.

   [LOGO]

--------------------------------------------------------------------------------

                                                                  March 10, 1997

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10:00 A.M., local time, on Tuesday, April 15, 1997, at the Merrill Lynch & Co., Inc. Conference and Training Center, Plainsboro, New Jersey.

Information regarding the business of the meeting is set forth in the attached formal Notice of Annual Meeting and Proxy Statement. There will be an opportunity for stockholders to ask questions about our business and to comment on any aspect of company affairs properly brought before the meeting.

We cannot stress strongly enough that your vote is important, regardless of the number of shares you own. Therefore, after you read the Notice of Annual Meeting and Proxy Statement, and even if you plan to attend the meeting, please complete and return promptly the enclosed form of proxy to ensure that your shares will be represented. A return envelope is enclosed for your convenience. Since mail delays may occur, it is important that the proxy be returned well in advance of the meeting. You may revoke your proxy at any time before it is exercised at the meeting. Accordingly, you should sign and return your proxy even if you think you may decide to attend the meeting and vote your shares in person. Merrill Lynch will admit to the meeting stockholders of record, persons holding proof of beneficial ownership or who have been granted proxies, and any other persons that Merrill Lynch, in its sole discretion, may elect to admit.

We look forward to receiving your vote and seeing you at the meeting. Any stockholder who needs directions to the meeting, or who has a disability that may require special assistance, is asked to contact our Corporate Secretary, Gregory T. Russo, at 100 Church Street, 12th Floor, New York, NY 10080-6512.

Sincerely,

/S/ DANIEL P. TULLY                            /S/ DAVID H. KOMANSKY
DANIEL P. TULLY                                DAVID H. KOMANSKY
CHAIRMAN OF THE BOARD                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

   [LOGO]

--------------------------------------------------------------------------------

                                            NOTICE OF ANNUAL MEETING OF
                                            STOCKHOLDERS
                                            TO BE HELD APRIL 15, 1997

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MERRILL LYNCH & CO., INC. ("ML & Co."), a Delaware corporation, will be held on Tuesday, April 15, 1997, at 10:00 A.M., local time, at the Merrill Lynch & Co., Inc. Conference and Training Center, 800 Scudders Mill Road, Plainsboro, New Jersey, for the following purposes:

    (1) To elect 5 directors to the Board of Directors to hold office for a term of 3 years;

    (2) To consider approving a proposal to limit the number of stock options that may be granted to executive officers under the ML & Co. Long-Term Incentive Compensation Plan;

    (3) To consider approving a proposal to amend a definition in the performance goal formula applicable to annual cash bonuses and grants of restricted shares and units to executive management;

    (4) To consider 2 stockholder proposals; and

    (5) To transact such other business as properly may come before the Annual Meeting and any adjournment thereof.

Only holders of Common Stock of record on the books of ML & Co. at the close of business on February 25, 1997 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. A list of such stockholders will be available from April 4, 1997 until prior to the meeting, as required by law, at the office of Merrill Lynch Asset Management located at 800 Scudders Mill Road, Plainsboro, New Jersey. This list will also be available at the Annual Meeting. The stock transfer books will not be closed.

Public notice of the date of the Annual Meeting was previously included in ML & Co.'s Quarterly Report on Form 10-Q for the period ended September 27, 1996, which was filed with the Securities and Exchange Commission on November 8, 1996, and in ML & Co.'s Third Quarter Report to stockholders, which was mailed on November 26, 1996.

                                         By Order of the Board of Directors

                                              GREGORY T. RUSSO
                                                  SECRETARY

New York, NY
March 10, 1997

STOCKHOLDERS ARE URGED TO VOTE, SIGN, AND DATE THE ENCLOSED FORM OF PROXY AND TO RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

The Proxy Statement for the Annual Meeting follows this page. For stockholders who have not previously been sent a copy, enclosed is the Annual Report of ML & Co. for 1996, which is not proxy soliciting material.

   [LOGO]

--------------------------------------------------------------------------------

PROXY STATEMENT

                                        ANNUAL MEETING OF STOCKHOLDERS
                                        APRIL 15, 1997

World Financial Center                                            March 10, 1997
North Tower
New York, NY 10281

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Merrill Lynch & Co., Inc., a Delaware corporation ("ML & Co."), of proxies from holders of ML & Co. Common Stock, par value
$1.33 1/3 per share (the "Common Stock"), eligible to vote at the forthcoming Annual Meeting of Stockholders, and at any adjournment thereof, on the matters set forth in the foregoing Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Tuesday, April 15, 1997, at 10:00 A.M., local time, at the Merrill Lynch & Co., Inc. Conference and Training Center, 800 Scudders Mill Road, Plainsboro, New Jersey.

The close of business on February 25, 1997 has been fixed by the Board of Directors as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof. On that date, there were 168,190,091 shares of Common Stock outstanding (excluding treasury shares), with the holders thereof entitled to one vote per share. The holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, shall constitute a quorum. To the knowledge of ML & Co., except as provided below, no person is the beneficial owner of more than 5% of the outstanding shares of Common Stock.

                                                                                  AMOUNT AND NATURE
                               NAME AND ADDRESS                                     OF BENEFICIAL        PERCENT
                              OF BENEFICIAL OWNER                                     OWNERSHIP        OF CLASS(1)
-------------------------------------------------------------------------------  -------------------  -------------
State Street Bank and Trust Company, Trustee
  ("State Street")
  225 Franklin Street
  Boston, Massachusetts 02110
    Merrill Lynch & Co., Inc.
      Employee Stock Ownership Plan (the "ESOP")...............................       16,996,351(2)          10.1%
    Other ML & Co. employee benefit plans......................................        8,160,417(3)           4.9
    Other......................................................................        1,756,927(4)           1.0
The Equitable Companies Incorporated
  (the "Equitable Companies") and related parties
  787 Seventh Avenue
  New York, New York 10019.....................................................       13,268,645(5)           7.9

                                                   (FOOTNOTES ON FOLLOWING PAGE)

(1) Percentages are calculated based on the Common Stock outstanding as of February 25, 1997.

(2) Information concerning the amount and nature of beneficial ownership is as of February 25, 1997. As of that date, 13,905,570 shares of Common Stock held by the ESOP (representing 8.3% of the outstanding shares of Common Stock) were allocated to participants, and 3,090,781 shares of Common Stock held by the ESOP (representing 1.8% of the outstanding shares of Common Stock) were unallocated. Participants have the right to direct the voting of allocated shares by State Street as a co-trustee of the ESOP. Subject to the provisions of the ESOP trust agreement, State Street is obligated to vote unallocated shares, and allocated shares for which it has not received directions, in the same proportion as directed shares are voted. The trust agreement also contains provisions regarding the allocation, vesting and disposition of shares.

(3) Information concerning the amount and nature of beneficial ownership is as of February 25, 1997. Participants have the right to direct the voting of shares of Common Stock by State Street as a co-trustee of these plans. Subject to the provisions of the trust agreements relating to these employee benefit plans, State Street is obligated to vote shares for which it has not received directions in the same proportion as directed shares are voted. The trust agreements also contain provisions regarding the disposition of shares.

(4) Information concerning the amount and nature of beneficial ownership is as of December 31, 1996 and was supplied by State Street. As trustee or discretionary advisor for various collective investment funds for employee benefit plans and other index accounts not affiliated with ML & Co. and for various personal trust accounts not affiliated with ML & Co., State Street has sole voting power over 1,556,047 of such shares, sole dispositive power over 1,754,997 of such shares, shared voting power over 880 of such shares, and shared dispositive power over 1,930 of such shares.

(5) Information concerning the amount and nature of beneficial ownership is as of December 31, 1996 and was supplied by the Equitable Companies and related parties, including AXA, a French insurance holding company that owns an interest in the Equitable Companies, and a group of five French mutual insurance companies (the "Mutuelles AXA") that own an interest in AXA. Such information indicates that shares are held by subsidiaries or affiliates of the Equitable Companies as follows: (i) 12,138,665 shares (including 320,000 shares which may be acquired upon the exercise of options) are held on behalf of client discretionary investment advisory accounts by Alliance Capital Management L.P. ("Alliance"), which has sole dispositive power over all such shares, sole voting power over 8,447,745 of such shares, and shared voting power over 380,200 of such shares; (ii) 1,041,900 shares are held for investment purposes by The Equitable Life Assurance Society of the United States ("Equitable Life"), which has sole voting and dispositive power over all such shares; (iii) 85,000 shares may be acquired upon the exercise of options held for investment purposes by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), which is deemed to have sole voting and dispositive power over such shares; and (iv) 3,080 shares are held on behalf of client discretionary investment advisory accounts by Wood, Struthers & Winthrop Management Corp. ("Wood, Struthers & Winthrop"), which has sole dispositive power over all such shares and shared voting power over 700 of such shares. Each of AXA, the Mutuelles AXA, as a group, and the Equitable Companies, by virtue of their relationship to Alliance, Equitable Life, DLJ, and Wood, Struthers & Winthrop, may be deemed to have sole dispositive power over 13,268,645 of such shares, sole voting power over 9,574,645 of such shares, and shared voting power over 380,900 of such shares.

It is the policy of ML & Co. that all proxies, ballots and voting materials that identify the votes of specific stockholders shall be kept confidential and shall not be disclosed to ML & Co., its affiliates, directors, officers or employees, subject to limited exceptions, including (i) disclosure to vote tabulators and inspectors of election; (ii) disclosure required by law; (iii) where a stockholder expressly requests disclosure; (iv) in the context of a bona fide dispute as to the authenticity of the proxy, ballot or vote; and (v) disclosure of aggregate vote totals at or in connection with the relevant meeting of stockholders. This policy does not apply in the event of a contested election for directors, the attempted removal of directors, any solicitation of proxies in connection with a merger or business combination, or a solicitation of proxies by anyone other than the Board of Directors of ML & Co. The policy is not intended to prohibit stockholders from voluntarily disclosing their votes to ML & Co. or the Board of Directors or to impair the free and voluntary communication between ML & Co. and its stockholders.

A plurality of the votes of the shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote is required for the election of directors. The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote is required to approve the amendments to the Long-Term Incentive Compensation Plan and the performance goal formula (together, the "ML & Co. Proposals"), the stockholder proposals and all other matters. All shares of Common Stock represented by valid proxies received pursuant to this solicitation and not revoked will be voted in accordance with the choices specified. Where no specification is made with respect to any item submitted to a vote, such shares will be voted for the election as directors of ML & Co. of the 5 persons named under the caption "Election of Directors--Nominees for Election to the Board of Directors", for the ML & Co. Proposals and against the stockholder proposals. Since the proxy confers discretionary authority to vote upon other matters that properly may come before the meeting, shares represented by signed proxies returned to ML & Co. will be voted in accordance with the judgment of the person or persons voting the proxies on any other matters that properly may be brought before the meeting. ML & Co.'s by-laws require prior notification of a stockholder's intent to submit any business to the meeting. The deadline for such notification has passed and no such notification has been received.

With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will have no effect on the outcome of the vote. With regard to other proposals, votes may be cast in favor or against, or a stockholder may abstain. Abstentions will be counted as shares that are represented at the meeting and entitled to vote. Abstentions on the ML & Co. Proposals and the stockholder proposals will have the effect of a negative vote because such proposals require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote. Under the rules of the New York Stock Exchange, Inc. ("NYSE"), brokers who hold shares in street name for customers have the authority to vote on certain items in the event that they have not received instructions from beneficial owners. Brokers (other than ML & Co.'s subsidiary, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S")) that do not receive instructions are entitled to vote on the election of directors and the ML & Co. Proposals; under NYSE policy, if MLPF&S does not receive instructions on these items, it is entitled to vote shares only in the same proportion as the shares voted by all record holders. With respect to the stockholder proposals, neither MLPF&S nor any other broker may vote shares held for customers without specific instructions from such customers. Under applicable Delaware law, a broker non-vote will be disregarded and will have no effect on the outcome of the vote on the election of directors, the ML & Co. Proposals or the stockholder proposals.

The execution of a proxy will not affect a stockholder's right to attend the Annual Meeting and to vote in person. A stockholder who executes a proxy may revoke it at any time before it is exercised at the meeting by giving notice to Darryl W. Colletti, Assistant Secretary of ML & Co., at 100 Church Street, 12th Floor, New York, NY 10080-6512, or by filing another proxy.

The expenses involved in the preparation of proxy materials and the solicitation on behalf of the Board of Directors of proxies for the Annual Meeting will be borne by ML & Co. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers, and other employees of ML & Co. or of its subsidiaries in person or by telephone or other means of communication, for which no additional compensation will be paid, and by Georgeson & Co., Inc. for a fee of $22,000 plus expenses. ML & Co. will reimburse brokers, including MLPF&S, and other nominees for costs incurred by them in mailing soliciting materials to the beneficial owners of its stock in accordance with the rules of the NYSE.

The accounting firm of Deloitte & Touche LLP has been selected by the Board of Directors, upon the recommendation of the Audit and Finance Committee of the Board, as the independent public accountants of ML & Co. and its subsidiaries during the 1997 fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they wish, and to answer stockholders' questions.

                             ELECTION OF DIRECTORS

The Board of Directors of ML & Co. is divided into 3 classes. Each class serves for a 3-year term and one class of directors is elected each year.

The Board of Directors proposes the election as directors of the 5 persons named below under "Nominees for Election to the Board of Directors", to hold office for a term of 3 years ending in 2000. The remaining 10 directors named below will continue to serve in accordance with their previous elections. It is intended that shares of Common Stock represented by proxies received in response to this Proxy Statement will be voted for the election of the nominees listed below unless otherwise directed by stockholders in their proxies. While it is not anticipated that any of the nominees will be unable to take office, if that is the case, such shares will be voted in favor of such other person or persons proposed by the Board of Directors.

Set forth below is age and biographical information concerning nominees for election as directors and directors continuing in office. The information as to outside directorships is based upon information received from the nominees and directors. Unless otherwise indicated, the offices listed are offices of ML & Co.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                       FOR A 3-YEAR TERM EXPIRING IN 2000

WILLIAM O. BOURKE (69)                                       DIRECTOR SINCE 1987

  Corporate Director; Chairman of the Board of Reynolds Metals Company, a producer of aluminum products, from April 1988 to May 1992; Chief Executive Officer of that company from April 1986 to May 1992; President of that company from January 1983 to April 1988. Mr. Bourke also serves as a director of Reynolds Metals Company, Premark International, Inc., Sonat Inc., and Tupperware Corporation.

W.H. CLARK (64)                                              DIRECTOR SINCE 1995

  Corporate Director; Chairman of the Board of Nalco Chemical Company, a producer of specialty chemicals, from 1984 to 1994; Chief Executive Officer of that company from 1982 to 1994; President of that company from 1984 to 1990. Mr. Clark also serves as a director of Bethlehem Steel Corporation, James River Corporation of Virginia, Millennium Chemicals Inc., NICOR Inc., Ultramar Diamond Shamrock Corporation, and USG Corporation.

STEPHEN L. HAMMERMAN (58)                                    DIRECTOR SINCE 1985

  Vice Chairman of the Board since April 1992; Executive Vice President from June 1985 to April 1992;
    General Counsel since October 1984; General Counsel of MLPF&S from March 1981 to June 1996.

AULANA L. PETERS (55)                                        DIRECTOR SINCE 1994

  Partner in the law firm of Gibson, Dunn & Crutcher since 1988 and from 1980 to 1984; Commissioner of the U.S. Securities and Exchange Commission from 1984 to 1988. Mrs. Peters also serves as a director of Callaway Golf Company, Minnesota Mining and Manufacturing Company (3M), Mobil Corporation, and Northrop Grumman Corporation.

JOHN J. PHELAN, JR. (65)                                     DIRECTOR SINCE 1991

  Corporate Director; Senior Adviser to the Boston Consulting Group since October 1992; Member of the Council on Foreign Relations since 1988; President of the International Federation of Stock Exchanges from January 1991 to January 1993; Chairman and Chief Executive Officer of the New York Stock Exchange, Inc. from May 1984 to December 1990. Mr. Phelan also serves as a director of Eastman Kodak Company, Metropolitan Life Insurance Company, and Sonat Inc.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                             TERM EXPIRING IN 1998

HERBERT M. ALLISON, JR. (53)                                 DIRECTOR SINCE 1997

  Executive Vice President, Corporate and Institutional Client Group since January 1995; Executive Vice President, Investment Banking Group from May 1993 to January 1995; Executive Vice President, Finance and Administration from October 1990 to April 1993; Executive Vice President, Administration from July 1989 to October 1990. Mr. Allison has been elected President and Chief Operating Officer, effective April 15, 1997.

EARLE H. HARBISON, JR. (68)                                  DIRECTOR SINCE 1987

  Chairman of the Board of Harbison Corporation, a manufacturer of molded plastic products; Chairman of the Executive Committee of Monsanto Company, a provider of chemical and agricultural products, pharmaceuticals, sweeteners, industrial process controls, and man-made fibers, from January 1993 to August 1993; President and Chief Operating Officer of that company from May 1986 to December 1992. Mr. Harbison also serves as a director of Harbison Corporation, Angelica Corporation, Mutual of America, National Life Insurance Company, and RightCHOICE Managed Care, Inc.

WILLIAM R. HOOVER (67)                                       DIRECTOR SINCE 1995

  Chairman of the Executive Committee of Computer Sciences Corporation, a provider of information technology consulting, systems integration and outsourcing to industry and government; Chairman of the Board of that company from November 1972 to March 1997; Consultant to that company since March 1995; its President from November 1969 to March 1995; and its Chief Executive Officer from November 1972 to March 1995. Mr. Hoover also serves as a director of Computer Sciences Corporation, Eltron International, Inc., Rofin-Sinar Technologies Inc., and Storage Technology Corporation.

ROBERT P. LUCIANO (63)                                       DIRECTOR SINCE 1989

  Chairman of the Board of Schering-Plough Corporation, a health and personal care products company, since January 1984 and its Chief Executive Officer from February 1982 to January 1996. Mr. Luciano also serves as a director of Schering-Plough Corporation, AlliedSignal Inc., and C.R. Bard, Inc.

DAVID K. NEWBIGGING (63)                                     DIRECTOR SINCE 1996

  Chairman of the Board of Equitas Holdings Limited, the parent company of a group of reinsurance companies, since 1995; Chairman of the Board and Senior Managing Director of Jardine, Matheson & Co. Limited, a Hong Kong-based international trading, industrial and financial services group from 1975 to 1983; Chairman of the Board of Rentokil Group PLC, a United Kingdom-based international support services group, from 1987 to 1994. Mr. Newbigging also currently serves as Chairman of Faupel Trading Group PLC, as Deputy Chairman of Friends' Provident Life Office and Benchmark Group PLC and as a director of United Meridian Corporation and Wah Kwong Shipping Holdings Ltd.

                             TERM EXPIRING IN 1999

JILL K. CONWAY (62)                                          DIRECTOR SINCE 1978

  Visiting Scholar, Massachusetts Institute of Technology since 1985; President of Smith College from July 1975 to June 1985. Mrs. Conway also serves as a director of The Allen Group Inc., Arthur D. Little, Inc., Colgate-Palmolive Company, and NIKE, Inc.

GEORGE B. HARVEY (65)                                        DIRECTOR SINCE 1993

  Corporate Director; Chairman of the Board of Pitney Bowes Inc., a provider of mailing, office and logistics systems and management and financial services from 1981 to December 1996; President and Chief Executive Officer of that company from 1983 to May 1996. Mr. Harvey also serves as a director of Massachusetts Mutual Life Insurance Company, The McGraw-Hill Companies, Inc., and Pfizer Inc.

DAVID H. KOMANSKY (57)                                       DIRECTOR SINCE 1995

  Chief Executive Officer since December 1996; President and Chief Operating Officer since January 1995; Executive Vice President, Debt and Equity Markets Group from May 1993 to January 1995; Executive Vice President, Debt Markets Group from June 1992 to April 1993; Executive Vice President, Equity Markets Group from October 1990 to May 1992. Mr. Komansky has been elected Chairman of the Board, effective April 15, 1997.

JOHN L. STEFFENS (55)                                        DIRECTOR SINCE 1997

  Executive Vice President, Private Client Group since October 1990; Executive Vice President and President of the Consumer Markets Sector from July 1985 to October 1990. Mr.Steffens has been elected Vice Chairman of the Board, effective April 15, 1997.

WILLIAM L. WEISS (67)                                        DIRECTOR SINCE 1993

  Corporate Director; Chairman Emeritus of Ameritech Corporation, a provider of communications and information services; its Chairman of the Board from 1983 to April 1994 and its Chief Executive Officer from 1983 to December 1993.
  Mr. Weiss also serves as a director of Abbott Laboratories, The Quaker Oats Company, and Tenneco Inc.

                            ------------------------

Daniel P. Tully, age 65, has served as a director since 1985 and will continue to serve as Chairman of the Board until his retirement following the 1997 Annual Meeting of Stockholders. Mr. Tully has served as Chairman of the Board from June 1993 to the present; Chief Executive Officer from May 1992 to December 1996; and President and Chief Operating Officer from July 1985 to January 1995.

                   BOARD OF DIRECTORS COMMITTEES AND MEETINGS

In addition to an Executive Committee, ML & Co. has standing Audit and Finance, Management Development and Compensation, and Nominating Committees of the Board of Directors.

The Audit and Finance Committee, which consists of Mr. Bourke, who chairs the committee, Messrs. Clark, Harvey, Hoover and Newbigging and Mrs. Peters, held 6 meetings during the 1996 fiscal year. This committee has performed the following functions, among others: monitoring ML & Co.'s system of internal accounting controls and overseeing and evaluating the internal audit function; recommending the appointment and monitoring the performance, independence, and fees of ML & Co.'s independent public accountants and monitoring the professional services they provide; reviewing the scope of the annual audit with the independent public accountants and reviewing their reports to management; reviewing ML & Co.'s annual consolidated financial statements; and overseeing corporate funding policy, securities offerings, financial commitments and related policies, and risk management policies and procedures.

The Management Development and Compensation Committee, which consists of Mrs. Conway, who chairs the committee, and Messrs. Harbison, Luciano, Phelan and Weiss, held 9 meetings during the 1996 fiscal year. This committee has performed the following functions, among others: exercising primary responsibility on behalf of the Board of Directors for reviewing and recommending employee compensation programs, policies, and practices, including salary, cash incentive, long-term incentive compensation, stock purchase, retirement, and health and welfare programs; making grants under the ML & Co. Long-Term Incentive Compensation Plan and other stock-based compensation plans; discharging the responsibilities described below under the caption "Management Development and Compensation Committee Report on Executive Compensation"; and periodically reviewing management development programs and executive succession plans.

The Nominating Committee, which consists of Mr. Harbison, who chairs the committee, Mrs. Conway and Mr. Luciano (all of whom are voting members) and Messrs. Tully and Komansky (who are non-voting members), held 3 meetings and had a number of discussions during the 1996 fiscal year. This committee has performed the following functions: identifying potential candidates to serve on the Board of Directors with a view toward a desirable balance of expertise among Board members and recommending to the Board of Directors membership of committees of the Board and nominees to fill vacancies on the Board. The Nominating Committee will consider nominees recommended by stockholders. Those wishing to submit recommendations for the 1998 Annual Meeting of Stockholders should write to Gregory T. Russo, Secretary, Merrill Lynch & Co., Inc., 12th Floor, 100 Church Street, New York, NY 10080-6512.

During the 1996 fiscal year, the Board of Directors met 9 times. During 1996, each director attended at least 75% of the meetings of the Board of Directors and the committees on which they served except for Mr. Newbigging, who was elected to the Board in October 1996. Although preexisting travel commitments prevented Mr. Newbigging's attendance at a special meeting called in November 1996, Mr. Newbigging attended all regularly scheduled Board and committee meetings during the period that he served as a director.

            BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table contains certain information regarding beneficial ownership of Common Stock and Common Stock-linked units by each director, nominee, and named executive officer and by all current directors and executive officers as a group. All information is provided as of February 25, 1997.

                                                                                             COMMON STOCK
                                                                         COMMON STOCK(1)       UNITS(2)
                                                                        ------------------  ---------------
Herbert M. Allison, Jr................................................          865,516(3)           20,232
William O. Bourke.....................................................            5,000(4)              335
W.H. Clark............................................................            1,927                 837
Jill K. Conway........................................................            3,354                 837
Stephen L. Hammerman..................................................          566,932(3)(5)        14,443
Earle H. Harbison, Jr.................................................            3,320(4)              501
George B. Harvey......................................................            3,498                 837
William R. Hoover.....................................................            2,645                 837
Jerome P. Kenney......................................................          905,396(3)           15,843
David H. Komansky.....................................................          868,149(3)(4)(5)     24,298
Robert P. Luciano.....................................................            3,920                 837
David K. Newbigging...................................................            1,230(6)              780
Aulana L. Peters......................................................            1,489               2,704
John J. Phelan, Jr....................................................            3,920                 837
John L. Steffens......................................................        1,003,229(3)           20,232
Daniel P. Tully.......................................................        2,181,897(3)(5)        34,082
William L. Weiss......................................................            2,786                 669
All directors and executive officers of ML & Co. as a group...........        7,733,381(3)(4)(5)(6) 193,809

------------------------

(1) All nominees, directors, and executive officers have sole investment power and sole voting power over all shares of Common Stock listed, except as indicated in notes 3, 4, 5, and 6 below. Except for Mr. Tully, whose beneficial ownership represented 1.3% of the outstanding Common Stock, no individual director, nominee or executive officer beneficially owned in excess of 1% of the outstanding Common Stock. The group consisting of all directors and executive officers of ML & Co. beneficially owned approximately 4.5% of the outstanding Common Stock. Percentages are based on the Common Stock outstanding as of February 25, 1997.

(2) Consists of units linked to the value of the Common Stock but payable in cash at the end of a restricted or deferral period, including Restricted Units issued under the ML & Co. Long-Term Incentive Compensation Plan, Deferred Units issued under the ML & Co. Deferred Unit and Stock Unit Plan for Non-Employee Directors and Stock Units issued under the ML & Co. Fee Deferral Plan for Non-Employee Directors.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(3) Beneficial ownership shown for the following individuals, and for the group consisting of all directors and executive officers of ML & Co., includes the indicated number of shares of Common Stock that may be purchased upon the exercise (presently or within 60 days) of stock options granted under the ML & Co. Long-Term Incentive Compensation Plan: Mr. Allison (664,509); Mr. Hammerman (367,073); Mr. Kenney (626,475); Mr. Komansky (634,481); Mr.
    Steffens (511,069); Mr. Tully (1,571,915); and all directors and executive officers of ML & Co. as a group (5,189,715).

(4) Beneficial ownership shown for Messrs. Bourke, Harbison, and Komansky, and for the group consisting of all directors and executive officers of ML & Co., excludes shares held by their wives (200 shares in the case of Mr. Bourke, 2,000 shares in the case of Mr. Harbison, and 1,400 shares in the case of Mr. Komansky), as to which they may be deemed to have shared investment and voting power. Each of them has expressly disclaimed beneficial ownership of the shares held by his wife. Beneficial ownership for the group consisting of all directors and executive officers of ML & Co. also excludes 2,364 shares held by the wife of an executive officer not named in the Summary Compensation Table, as to which such executive officer may be deemed to have shared investment and voting power but as to which he has expressly disclaimed beneficial ownership.

(5) Beneficial ownership shown for Mr. Hammerman, and for the group consisting of all directors and executive officers of ML & Co., includes 18,000 shares of Common Stock held in trusts as to which Mr. Hammerman has shared voting and investment power. Beneficial ownership shown for Mr. Komansky, and for the group consisting of all directors and executive officers of ML & Co., includes 576 shares of Common Stock held by a charitable foundation of which Mr. Komansky and two other executive officers not named in the Summary Compensation Table act as trustees and as to which they have shared voting and investment power. Beneficial ownership shown for Mr. Tully, and for the group consisting of all directors and executive officers of ML & Co., includes 16,000 shares of Common Stock held in a trust as to which Mr. Tully has shared voting and investment power. Beneficial ownership shown for the group consisting of all directors and executive officers of ML & Co. includes 1,200 shares of Common Stock held in custodial accounts as to which an executive officer not named in the Summary Compensation Table has sole voting and investment power and 1,416 shares of Common Stock held in trusts as to which such executive officer has shared voting and investment power.

(6) Beneficial ownership shown for Mr. Newbigging, and for the group consisting of all directors and executive officers of ML & Co., includes 730 shares of Common Stock deliverable at the end of the deferral period applicable to ML & Co. Deferred Stock Units issued under the ML & Co. Deferred Unit and Stock Unit Plan for Non-Employee Directors. These shares are not included for the purpose of calculating the percentages set forth in note 1 above, as they cannot be acquired within 60 days.

                               ML & CO. PROPOSALS

1. PROPOSAL TO LIMIT THE NUMBER OF STOCK OPTIONS THAT MAY BE GRANTED TO EXECUTIVE OFFICERS UNDER THE ML & CO. LONG-TERM INCENTIVE COMPENSATION PLAN.

The Board of Directors recommends approval by stockholders of an amendment to the ML & Co. Long-Term Incentive Compensation Plan (the "Plan") that will limit the number of stock options that may be granted to an executive officer of ML & Co. in any one fiscal year (the "Option Limit"). The Option Limit is required to allow stock options qualifying as performance-based under Section 162(m) of the Internal Revenue Code and the related regulations to be granted to executive officers under the Plan after April 1997. Section 162(m) limits the deductibility of compensation in excess of $1 million, unless such compensation is performance-based within the meaning of Section 162(m) and the related regulations. The proposed amendment to the Plan states:

    "The maximum aggregate number of shares of Common Stock underlying stock options to be granted in any one fiscal year to any individual executive officer, as such term is defined in the regulations promulgated under
    Section 162(m) of the Internal Revenue Code, shall be 1,000,000 (one million), which number shall be adjusted automatically to give effect to mergers, consolidations, reorganizations, stock dividends, stock splits or combinations, reclassifications, recapitalizations, or distributions to holders of Common Stock (other than cash dividends) including, without limitation, a merger or other reorganization event in which the Common Stock ceases to exist."

Since December 1993, ML & Co. has granted stock options under the Plan pursuant to transition regulations under Section 162(m) that expire on the date of ML & Co.'s 1997 Annual Meeting. After that date, ML & Co. will no longer be able to rely on these transition regulations and, in order to continue to comply with
Section 162(m) requirements, must have a shareholder-approved limit on the number of options issuable under the Plan. Consistent with ML & Co.'s practice of preserving the full deductibility of executive compensation by determining compensation awards for executive officers in accordance with performance-based criteria, the Board of Directors recommends stockholder approval of the Option Limit. If approved, the Option Limit will be effective for option grants under the Plan after the date of ML & Co.'s 1997 Annual Meeting.

As of December 27, 1996, 10,945,605 shares of Common Stock remained available for issuance under the Plan (net of shares subject to issuance upon the exercise of outstanding stock options). Stock options exercisable for shares of ML & Co. Common Stock are granted by the Management Development and Compensation Committee of the Board of Directors as part of the incentive compensation paid to members of executive management. For a description of the grants and the criteria used in connection with such grants, see "Management Development and Compensation Committee Report on Executive Compensation". Grants of stock options made to certain executive officers of ML & Co. for performance in 1996 are described under the heading "Compensation Tables and Other Information--Option Grants in Last Fiscal Year". The Plan provides that any non-qualified stock option issued thereunder shall have an exercise price of not less than 50% of the fair market value of the underlying shares of Common Stock on the date of grant. The exercise price of all stock options issued under the Plan has been the grant date fair market value. Consequently, stock options directly align the financial interests of executives with those of stockholders by providing value to executives only if, and to the extent that, the price of Common Stock appreciates in the future. On February 25, 1997, the closing price of the Common Stock on the Consolidated Transaction Reporting System was $97.875. Non-employee directors are not eligible to receive grants under the Plan.

The Board believes that it is in the best interests of ML & Co. that compensation paid to its executive officers under the Plan include Section 162(m)-qualified stock options. Accordingly, the Board recommends that the Option Limit be adopted.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR the adoption of this proposal.

2. PROPOSAL TO AMEND A DEFINITION IN THE PERFORMANCE GOAL FORMULA APPLICABLE TO ANNUAL CASH BONUSES AND GRANTS OF RESTRICTED SHARES AND UNITS TO EXECUTIVE MANAGEMENT.

The Board of Directors recommends approval by stockholders of a change to the definition of Net Income used in the performance goal formula (the "Formula") that governs cash and stock bonuses awarded to the Chairman of the Board (the "Chairman") and/or Chief Executive Officer ("CEO") and the four next highest paid executive officers (collectively, the "covered officers"). The Formula was adopted by the Management Development and Compensation Committee ("MDCC") and was approved by the stockholders at ML & Co.'s 1994 Annual Meeting of Stockholders. The Formula is intended to allow compensation to the covered officers to qualify as "performance based" and therefore to continue to be deductible to ML & Co. under Section 162(m) of the Internal Revenue Code and the related regulations.

The proposed amendment to the definition of Net Income would exclude from the calculation of Net Income certain expenses or losses that would, under generally accepted accounting principles, be considered UNUSUAL IN NATURE OR INFREQUENT IN OCCURRENCE. These expenses or losses would be excluded from the definition only to the extent that they appear on the face of ML & Co.'s Consolidated Financial Statements. This change is intended to provide the MDCC with the discretion to determine whether a narrowly defined category of unusual expenses or losses should or should not reduce the compensation paid to the covered officers. The MDCC currently has the discretion to exclude unusual income items, but not expense items, in determining executive compensation. Prior to enactment of
Section 162(m), the MDCC would typically review both unusual income and expense items in determining compensation. The amendment is intended to restore the MDCC's historical ability to consider all relevant financial factors in determining compensation and administering the pay-for-performance philosophy of ML & Co.'s compensation formula.

As amended, the definition of Net Income contained in the Formula would read as follows:

    "NET INCOME means, with respect to any Performance Year, Net Earnings Applicable to Common Stockholders for ML & Co. as it appears in ML & Co.'s Statement of Consolidated Earnings contained in ML & Co.'s Consolidated Financial Statements for such Performance Year adjusted to eliminate: (i) the cumulative effect of changes in accounting policy (which include changes in generally accepted accounting principles) adopted by ML & Co. for the relevant Performance Year; (ii) expenses classified as "Provisions For Restructuring"; (iii) gains and/or losses classified as "Discontinued Operations"; (iv) gains or losses classified as "Extraordinary

    Items", which may include: (A) profits or losses on the disposal of assets or segments of the previously separate companies of a business combination within two years of the date of such combination; (B) gains on restructuring payables; (C) gains or losses on the extinguishment of debt; (D) gains or losses from the expropriation of property; (E) gains or losses that are the direct result of a major casualty; and (F) losses resulting from a newly enacted law or regulation; and (v) other expenses or losses which are unusual in nature or infrequent in occurrence.

    In each instance, the above-referenced adjustment to Net Income must be in accordance with generally accepted accounting principles and appear on the face of ML & Co.'s Statement of Consolidated Earnings contained in ML & Co.'s Consolidated Financial Statements for such Performance Year, and said adjustment will be calculated net of related applicable income tax effect."

As described under the caption "Management Development and Compensation Committee Report on Executive Compensation", the Formula is used by the MDCC to determine the MAXIMUM cash bonus and the MAXIMUM dollar value of stock bonus awards payable to the covered officers. These amounts are computed for the Chairman and/or CEO by increasing or decreasing maximum bonus amounts for the prior year by ML & Co.'s year-over-year Average Percentage Change in Performance (the sum of the percentage change in Net Income and the percentage change in Return on Equity ("ROE") from one fiscal year to the next, divided by two). The maximum cash and stock bonus awards for the other covered officers are calculated as a percentage of the Chairman and/or CEO's maximum amounts (80% for the Chief Operating Officer and 70% for the Vice Chairmen and Executive Vice Presidents).

ML & Co. believes that its performance goal formula is one of the most strictly articulated formulas adopted in response to Section 162(m). Under the Formula, executive compensation is increased only to the extent that ML & Co.'s performance increases over a prior year. Similarly, compensation is decreased if performance declines. Under the Formula, the Committee may REDUCE but not increase the maximum award values. Moreover, the Formula provides that no cash or stock bonus amounts will be paid unless ML & Co. achieves a positive Net Income and a positive ROE for the relevant performance year.

The Board believes the change to the definition of Net Income in the Formula better reflects ML & Co.'s overall pay-for-performance compensation philosophy. Under Section 162(m), stockholder approval of this change is required so that compensation determined in accordance with the Formula can continue to qualify as "performance-based", thus preserving ML & Co.'s federal tax deduction for such compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR the adoption of this proposal.

                           FIRST STOCKHOLDER PROPOSAL

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, holding 200 shares of Common Stock, has given notice of her intention to propose the following resolution at the Annual
Meeting:

    "RESOLVED: That the stockholders of Merrill Lynch, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

The following statement has been submitted by Mrs. Davis in support of the resolution:

    "REASONS: Many states have mandatory cumulative voting, so do National
    Banks."

    "In addition, many corporations have adopted cumulative voting."

    "Last year the owners of 31,623,319 shares, representing approximately 22.5% of shares voting, voted FOR this proposal."

    "If you AGREE, please mark your proxy FOR this resolution."

The Board of Directors recommends a vote AGAINST the adoption of this proposal.

This same proposal has been previously submitted eleven times by its proponent to ML & Co.'s Annual Meetings of Stockholders. The issue has been consistently opposed by the Board of Directors and defeated by stockholders every time by a substantial majority of the votes cast.

The reasons the Board of Directors opposes this resolution are essentially the same as those stated in the proxy statements for the eleven prior Annual Meetings at which the proposal was submitted. Under the General Corporation Law of Delaware (the "Corporation Law"), the state in which ML & Co. is incorporated, cumulative voting is permissible only if provided for in a corporation's certificate of incorporation. The general rule under the Corporation Law, which is followed by many large corporations, is that each director must be elected by a plurality of the votes of the shares present in person or represented by proxy.

The Board of Directors would recommend a change in the method of stockholder voting only if another method would better serve the interests of the stockholders as a whole. To the contrary, cumulative voting would give stockholders who seek to support a special interest group the potential to elect one or more directors representing the interests of that group. Any directors so elected may view themselves as representatives of the group that elected them and feel obligated to represent that group's interests, regardless of whether the furtherance of those interests would benefit all stockholders generally. This would tend to promote adherence to narrow interests rather than those of stockholders at large, whereas the election of directors by plurality vote is designed to produce a board of directors that views its accountability as being to stockholders generally. Cumulative voting would also create a risk of promoting factionalism among members of the Board of Directors and may, therefore, undermine their ability to work together effectively. Accordingly, the Board of Directors regards the proposed change as not only serving no useful purpose but as being contrary to the best interests of all ML & Co. stockholders.

For the reasons stated above, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST the adoption of this proposal.

                          SECOND STOCKHOLDER PROPOSAL

Mr. John A. Gearhart and Mrs. Gretchen B. Gearhart, 1010 Park Avenue, Fayetteville, AR 72701, holding 390 shares of Common Stock, have given notice of their intention to propose for adoption at the Annual Meeting the following proposal:

    "PROPOSAL: It is recommended that the Board of Directors of Merrill Lynch provide share owners with the relationship of claims arising from derivatives to underlying assets when trading for its own account, so that share owners can evaluate the degree of risk involved."

The following statement has been submitted by Mr. and Mrs. Gearhart in support of the proposal:

    "REASON: A derivative is a contract which, for a fee, transfers a business or monetary risk, or group of risks, to somebody else when time is of the essence. The compounding nature of multiple, complex contracts makes possible "risk free" business operation transactions subject to massive gains or losses. The basic time frame is the future, hence the vagaries involved redirect current and future influences and create a complexity that denies efficient or effective ascertainment of true risk/ reward relationship. There are periodic financial eruptions among substantial derivative "players," which can be harmful to other serious investors."

    "How are Merrill Lynch share owners protected from the numerous losses reported by corporations, banks, brokers, and other institutional investors?"

    "The Federal Reserve Board of Kansas City, in its Economic Review for the Third Quarter of 1993 makes these observations:

       Many derivatives promise to deliver the underlying asset in the future. However, most derivatives are settled by taking offsetting positions in the derivative security rather than by taking or making delivery of the underlying asset. As a consequence, there is no effective limit on the quantity of claims to the underlying asset that can be traded. Indeed, outstanding futures contracts often promise to deliver many multiples of the existing quantity of the underlying asset."

    "Merrill Lynch should also query its derivative customers to get indications of risk as the Comptroller of Currency is requesting of banks. It is in the share owners' interest to know the overall capital adequacy of Merrill Lynch and its customers' assets in relation to derivatives."

    "Stock index futures, a derivative, make a mockery of investment research (common stock research and SIF betting may oppose one another) and contribute little or nothing to capital formation. Merrill Lynch should examine SIF's termination irrespective of what domestic and foreign markets permit."

The Board of Directors recommends a vote AGAINST the adoption of this proposal.

Mr. and Mrs. Gearhart submitted the same proposal to ML & Co.'s 1995 Annual Meeting of Stockholders. In that year, the Board of Directors opposed this proposal and it was defeated by stockholders by more than 90% of the votes cast.

The Board of Directors opposes Mr. and Mrs. Gearhart's proposal because it is so vague and indefinite that any action taken to implement it, if adopted, would likely be different from the action subjectively envisioned by the proponents or by any stockholders who voted in its favor. In ML & Co.'s view, the action that appears to be called for by this proposal has already been substantially implemented. ML & Co.'s 1996 Annual Report to stockholders provides a description of derivative financial instruments that ML & Co. owns and trades and how such instruments relate to underlying assets and liabilities.

The market for derivative financial products has grown substantially over the last decade. Derivative financial products offer businesses and other clients a cost-effective and practical means to implement desirable hedging or investment strategies that would be difficult or impossible to achieve using traditional investment vehicles.

ML & Co. is a voluntary participant in SEC Chairman Levitt's Derivatives Policy Group initiatives and has a long-standing commitment to protecting the integrity and liquidity of the financial markets and maintaining investor confidence. ML & Co. will continue to work with Congress and regulators to achieve these goals.

For the reasons stated above, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST the adoption of this proposal.

               MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION OVERVIEW

As ML & Co. continues to strengthen its position as a global leader in financial services, and as one of the world's standard-setting companies by every measure of performance, it must further develop its tradition of leadership to meet the challenges of business expansion and intensifying global competition. ML & Co.'s success in maintaining and enhancing its tradition of leadership rests upon its ability to recruit, retain and motivate high-caliber executives. To that end, ML & Co. has developed an executive compensation program designed to provide strong incentives to individuals to achieve superior performance, while ensuring that all aspects of compensation reflect business unit and company results. By varying both the annual cash incentive award (cash bonus) and the stock-based incentive award (stock bonus) directly with changes in ML & Co.'s financial results and the performance of the individual executives, the incentive compensation program's focus is made explicit and strongly aligns the interests of ML & Co.'s executives with those of its stockholders.

POLICIES AND PROCESS

  GENERAL

On behalf of the Board of Directors, the Management Development & Compensation Committee (the "MDCC") is responsible for overseeing all executive officer compensation programs and plans, including the determination of base salaries, cash bonuses and stock-based compensation. The MDCC consists of five directors who have never been employees of ML & Co. and who are not eligible to participate in any of the MDCC-administered compensation programs or plans.

Each year, the MDCC conducts a broad review of ML & Co.'s executive compensation programs to ensure that such programs are aligned with ML & Co.'s long-term strategic and financial goals, annual financial plans and other short-term objectives. As part of this review, the MDCC assesses the impact of changes in laws and regulations on the compensation programs for ML & Co.'s executive officers. The MDCC has access to advice and counsel from independent third parties. The MDCC also reviews executive management compensation with the other non-employee members of the Board of Directors. The Board of Directors has the specific responsibility for approving the compensation of executive management.

Cash and stock bonus opportunities for executives are determined by a formula that generates a maximum award value that increases or decreases based on changes in ML & Co.'s Net Income and Return on Equity ("ROE"). The actual awards granted to an executive by the MDCC may be reduced below, but may not be increased above, their respective formula maximum amounts. Individual performance factors taken into consideration in determining the award for a particular executive include: the executive's contribution to financial results, productivity, expense and risk control, product innovation, quality of client service, management development, succession planning, workforce diversity and strategic planning. The MDCC also considers the extent to which individuals take a leadership role in exemplifying and fostering ML & Co.'s principles of Client Focus, Respect for the Individual, Teamwork, Responsible Citizenship and Integrity.

    TOTAL COMPENSATION

The three elements of total compensation for ML & Co. executives are base salary, cash bonus and stock bonus. The MDCC has balanced these components of executive pay to provide ML & Co.'s top executives with a powerful motivation to maximize the long-term shareholder value of the company.

    BASE SALARIES

The MDCC typically reviews executive officer base salaries every three to four years based on factors determined at that time. Executive officer salaries were reviewed by the MDCC for 1996. Salary increases were recommended by the MDCC to the Board and approved by the Board effective January 1, 1996. Base salary adjustments were made for those executives who experienced significant changes in responsibilities over the prior three to four years. These adjustments to base salaries were made within the context of the total compensation opportunity offered to executive officers. Base salaries continue to be managed so that the principal compensation opportunity is derived from the cash bonus and stock bonus awards. For 1996, the base salaries of executive officers named in the Summary Compensation Table ranged from 9% to 11% of their total annual cash compensation levels (base salary plus cash bonus). This relationship of salaries to total annual cash compensation is intended to maximize the motivational value of the variable portion of performance-based compensation.

    INCENTIVE COMPENSATION

ML & Co.'s incentive awards to executive officers are based on a performance goal formula that increases or decreases the prior year's formula award by the Average Percentage Change from the prior year in ML & Co.'s Net Income and ROE (as such terms are defined in the performance goals adopted by the MDCC and approved by stockholders). The performance goal formula provides an incentive for executives to work towards both a high return on stockholders' equity and growth in profits. Use of the formula also allows ML & Co. to comply with IRS regulations regarding the tax deductibility of executive compensation in excess of $1 million. Net Income and ROE are among the same performance measures that are used by the MDCC in determining the funding for annual bonuses for other bonus-eligible employees.

The MDCC retains the discretion to determine actual awards less than the formula amount for each executive based on an assessment of the performance factors listed above under "Policies and Process-General." These factors are considered collectively by the MDCC and are not weighted in any particular order of importance. Because this process determines compensation levels based on ML & Co.'s financial performance and the individual executive officer's performance, compensation is not targeted to specific competitive levels.

CASH BONUS. ML & Co.'s cash bonus program provides a direct incentive for executive officers to improve the financial performance of ML & Co. For the 1996 performance year, the MDCC determined cash bonuses for each executive officer using the performance goal formula. The CEO's formula cash bonus for 1996 was determined by adjusting the 1995 formula cash bonus by the 40% average increase in ML & Co.'s Net Income and ROE from 1995 to 1996. Under the stockholder approved plan, the formula cash bonus maximums for executive officers (other than the CEO) are established as a percentage of the CEO's formula cash bonus. This percentage (80% for the Chief Operating Officer and 70% for other executive officers) reflects the relative responsibility and accountability of these individuals in relation to that of the CEO. The Chief Operating Officer received 80% and the executive officers named in the Summary Compensation Table received between 48% and 65% of the CEO formula amount for the 1996 performance year.

STOCK BONUS. Stock-based incentive awards are a fundamental component of the total compensation awarded each year to members of executive management. The stock bonus, which consists of Restricted Shares, Restricted Units and Stock Options, aligns executive and stockholder financial interests and provides an appropriate balance between short-term goals and long-term strategic planning.

Restricted Shares and Restricted Units provide an immediate proprietary interest and reinforce a long-term orientation in decision making. Restricted Shares are shares of Common Stock that convey to their holder all the rights of a stockholder except that they are restricted from being sold, transferred, or assigned for a period of time after they are granted. In the case of Restricted Shares granted for the 1996 performance year, the restricted period is five years, consisting of a three-year vesting period followed by a two-year restriction on transferability. Restricted Units are similar to Restricted Shares but are payable in cash at the end of a three-year vesting period and do not convey voting rights (throughout the remainder of this report, Restricted Shares and Restricted Units are referred to as "Restricted Shares/ Units").

Stock Options directly align the financial interests of executives with those of stockholders by rewarding executives only if, and to the extent that, the price of Common Stock appreciates in the future. Stock Options granted for 1996 performance have a term of ten years and become exercisable in 20% increments each year over a five-year period.

The stock bonuses granted in January 1997 to executive officers for the 1996 performance year were determined using the same performance goal formula as was used to determine cash bonuses. That is, for the 1996 performance year, the formula dollar value of the CEO's stock bonus was determined by adjusting the formula dollar value of the CEO's 1995 stock bonus by the 40% average increase in Net Income and ROE from 1995 to 1996. The formula dollar values of the awards for executive officers other than the CEO were established as a percentage of the CEO's formula amount (80% for the COO and 70% for other executive officers). The Chief Operating Officer received 80% and the executive officers named in the Summary Compensation Table received between 43% and 59% of the CEO formula amount for the 1996 performance year. Stock ownership levels are not a consideration in deciding the appropriate stock bonus award for a given performance year.

Executive officers are also eligible to participate in broad-based plans offered generally to ML & Co. employees, such as the 401(k) Savings and Investment Plan, retirement plans, and various health and welfare insurance plans.

    APPROVAL PROCESS

Consistent with the executive compensation policies discussed above, the MDCC assesses the performance of the CEO and of all other executive officers and determines awards of Restricted Shares/Units and Stock Options, and approves and recommends the annual cash and stock bonuses of ML & Co.'s CEO, COO, Vice Chairmen, and Executive Vice Presidents to the Board of Directors for approval.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER FOR 1996 PERFORMANCE

    CASH BONUS

The 1996 performance year cash bonus for the CEO was determined in accordance with the performance goals referred to above.

ML & Co.'s Net Income in 1996 was $1,572 million which represents a 47.5% increase from $1,066 million in 1995. ML & Co.'s ROE in 1996 was 26.8%, which represents a 33.5% increase from ML & Co.'s ROE of 20.1% in 1995. The average change in these performance measures, rounded to the nearest whole percentage point, is an increase of 40%. As a result, the CEO's 1995 formula cash bonus of $4,643,800 was increased by the 40% average change in the performance measures to produce a 1996 formula cash bonus of $6,501,320. The MDCC awarded the CEO the full formula cash bonus in recognition of his contribution to ML & Co.'s 1996 financial results as well as the other factors listed above under "Policies and Process--General" and his leadership in exemplifying and fostering ML & Co.'s principles of Client Focus, Respect for the Individual, Teamwork, Responsible Citizenship and Integrity.

The MDCC determined Mr. Tully's base salary for 1996 to be $700,000.

    STOCK BONUS

The value of Mr. Tully's stock bonus award for 1996 performance was determined in accordance with the performance goals referred to above. The dollar value of the stock bonus was computed by applying the 40% average increase in Net Income and ROE to the dollar value of Mr. Tully's 1995 stock bonus award of $2,172,100 (which was the 1995 formula maximum amount) resulting in a formula stock bonus maximum for the 1996 performance year of $3,040,940. Again, in recognition of ML & Co.'s financial results and the other factors discussed above, the MDCC deemed it appropriate to award Mr. Tully a stock bonus equal to the full formula value.

The dollar value of the stock bonus is split equally between Restricted Shares/Units and Stock Options. The actual number of Restricted Shares/Units awarded was calculated by dividing the dollar value to be paid in Restricted Shares/Units ($1,520,470) by the average fair market value ($81.85) of a share of Common Stock over the twenty business days preceding January 20, 1997, the date the MDCC met to review executive stock awards. The number of Stock Options awarded for 1996 performance was calculated by dividing the dollar value to be paid in stock options ($1,520,470) by the same price of Common Stock used to determine the Restricted Share/Unit grants, and multiplying the result by four. The multiple of four options to one share/unit is used because the Black-Scholes value of an ML & Co.

employee Stock Option, taking into account the non-marketability of employee stock options, has over time averaged approximately 25% of the value of a share of Common Stock.

The ultimate future value to be realized by the CEO for this long-term incentive award of Restricted Shares/Units and Stock Options is dependent upon the future price of the Common Stock and on dividends.

SUMMARY

The CEO's compensation for performance in 1996, valued when it was approved in January 1997 using the methodology explained above, consisted of:

                               RESTRICTED
  SALARY      ANNUAL BONUS   SHARES/UNITS*   STOCK OPTIONS*       TOTAL
-----------  --------------  --------------  ---------------  --------------
$   700,000   $  6,501,320    $  1,520,470    $   1,520,470   $   10,242,260

------------------------

* The value of these awards is based on the average fair market value ($81.85) of a share of Common Stock over the twenty business days preceding January 20, 1997, the date the MDCC met to review these awards. These amounts differ from the amounts shown in the Summary Compensation Table under the column headed "Restricted Stock Awards" and in the table entitled "Option Grants in Last Fiscal Year" under the column headed "Grant Date Present Value" because the amounts in those tables are required to be based on grant date Common Stock prices.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

JILL K. CONWAY, CHAIR
EARLE H. HARBISON, JR.
ROBERT P. LUCIANO
JOHN J. PHELAN, JR.
WILLIAM L. WEISS

                   COMPENSATION TABLES AND OTHER INFORMATION

The following tables set forth information with respect to the Chief Executive Officer and the four other most highly compensated executive officers of ML & Co.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                       COMPENSATION AWARDS(1)
                                                       ANNUAL COMPENSATION
                                              -------------------------------------  --------------------------
                                                                                      RESTRICTED
                                                                                         STOCK      SECURITIES    ALL OTHER
                                                                                        AWARDS      UNDERLYING     COMPEN-
NAME AND PRINCIPAL POSITION(2)                  YEAR       SALARY         BONUS        (3)(4)(5)      OPTIONS     SATION(6)
--------------------------------------------  ---------  -----------  -------------  -------------  -----------  -----------
Daniel P. Tully.............................       1996  $   700,000  $   6,501,320  $   1,562,874      74,305   $   444,298
Chairman of the Board                              1995      500,000      4,643,800      1,211,811      84,665       219,261
                                                   1994      500,000      4,340,000      1,058,682     113,684       144,950

David H. Komansky...........................       1996      500,000      5,201,056      1,250,266      59,445        73,127
President and Chief Executive Officer              1995      300,000      3,715,040        969,472     467,735        42,635
                                                   1994      300,000      2,900,000        625,837      67,204        31,250

Herbert M. Allison, Jr......................       1996      400,000      4,200,000        925,039      43,985        68,607
Executive Vice President                           1995      300,000      3,000,000        725,300      50,675        27,759
                                                   1994      300,000      2,900,000        625,837      67,204        21,800

Jerome P. Kenney............................       1996      400,000      3,100,000        668,121      31,765        26,752
Executive Vice President                           1995      400,000      2,400,000        557,901      38,980        20,760
                                                   1994      400,000      1,700,000        521,537      56,004        18,000

John L. Steffens............................       1996      400,000      4,200,000        925,039      43,985       447,098
Executive Vice President                           1995      400,000      2,900,000        725,300      50,675       220,761
                                                   1994      400,000      2,800,000        625,837      67,204       149,250

                                                   (FOOTNOTES ON FOLLOWING PAGE)

(1) Awards were made in January or February of the succeeding fiscal year for performance in the year indicated.

(2) During the 1996 fiscal year, Mr. Tully served as Chairman of the Board and Chief Executive Officer. The Board of Directors elected Mr. Komansky Chief Executive Officer effective December 28, 1996 and Chairman of the Board effective April 15, 1997 upon Mr. Tully's retirement. The Board has also elected Mr. Allison President and Chief Operating Officer and Mr. Steffens Vice Chairman, in each case effective April 15, 1997.

(3) Amounts shown are for awards granted in February 1997 for performance in 1996, in February 1996 for performance in 1995, and in February 1995 for performance in 1994. The awards were split equally between Restricted Shares and Restricted Units. All awards have been valued for this table using closing prices of Common Stock on the Consolidated Transaction Reporting System on the effective dates of grant of such awards. The closing price on the last trading day prior to February 1, 1997, the effective date of the grant for performance in 1996, was $84.125. All of the shares and units vest three years following grant and the shares are restricted from transferability for an additional two years after vesting.

(4) During the applicable vesting and restricted periods, dividends are paid on Restricted Shares and dividend equivalents are paid on Restricted Units. Such dividends and dividend equivalents are equal in amount to the dividends paid on shares of Common Stock.

(5) The number and value of Restricted Shares and Restricted Units held by executive officers named in the table as of December 27, 1996 are as follows: Mr. Tully (24,795 shares and 58,273 units-- $6,998,479); Mr. Komansky (16,868 shares and 34,184 units--$4,301,131); Mr. Allison (14,736 shares and 32,051 units--$3,941,805); Mr. Kenney (11,874 shares and 25,725 units--$3,167,716); and Mr. Steffens (14,736 shares and 32,051 units--$3,941,805). These amounts do not include Restricted Shares and Restricted Units awarded in 1997 for performance in 1996.

(6) Amounts shown for 1996 consist of the following: (i) contributions made in 1996 by ML & Co. to accounts of employees under the ML & Co. 401(k) Savings & Investment Plan (including, where applicable, cash payments made because of limitations imposed by the Internal Revenue Code)-- Mr. Komansky ($1,500); Mr. Allison ($1,500); Mr. Kenney ($1,500); and Mr. Steffens ($1,500); (ii) allocations made in 1996 by ML & Co. to accounts of employees under the defined contribution retirement program--Mr. Tully ($27,548); Mr. Komansky ($25,252); Mr. Allison ($22,957); Mr. Kenney ($25,252); and Mr.
    Steffens ($27,548); and (iii) distributions received in 1996 on investments of personal funds in ML & Co.-sponsored employee partnerships--Mr. Tully ($416,750); Mr. Komansky ($46,375); Mr. Allison ($44,150); and Mr. Steffens
    ($418,050).

                     OPTION GRANTS IN LAST FISCAL YEAR (1)

                                                   NUMBER OF        % OF TOTAL
                                                  SECURITIES          OPTIONS
                                                  UNDERLYING        GRANTED TO        EXERCISE                 GRANT DATE
                                                    OPTIONS        EMPLOYEES IN         PRICE     EXPIRATION     PRESENT
                     NAME                           GRANTED         FISCAL YEAR       PER SHARE     DATE(2)     VALUE(3)
-----------------------------------------------  -------------  -------------------  -----------  -----------  -----------

Daniel P. Tully................................       74,305               1.1%       $ 81.1875    1/29/2007    $1,973,223

David H. Komansky..............................       59,445               0.8          81.1875    1/29/2007    1,578,605

Herbert M. Allison, Jr.........................       43,985               0.6          81.1875    1/29/2007    1,168,053

Jerome P. Kenney...............................       31,765               0.5          81.1875    1/29/2007      843,542

John L. Steffens...............................       43,985               0.6          81.1875    1/29/2007    1,168,053

------------------------

(1) Reflects awards made in January 1997 for performance in 1996. Excludes awards made in January 1996 for performance in 1995 (which were reflected in ML & Co.'s 1996 Proxy Statement).

(2) All options are exercisable as follows: 20% after one year, 40% after two years, 60% after three years, 80% after four years, and 100% after five years.

(3) Valued using a modified Black-Scholes option pricing model. The exercise price of each option ($81.1875) is equal to the average of the high and low prices on the Consolidated Transaction Reporting System of a share of Common Stock on January 29, 1997, the effective date of grant. The assumptions used for the variables in the model were: 26.87% volatility (which is the volatility of the Common Stock for the 36 months preceding grant); a 6.78% risk-free rate of return (which is the yield as of the date of grant on a U.S. Treasury Strip (zero-coupon bond) maturing in February, 2007, as quoted in THE WALL STREET JOURNAL); a 1.48% dividend yield (which was the dividend yield on the date of grant); and a 10-year option term (which is the term of the option when granted). A discount of 25% was applied to the option value yielded by the model to reflect the non-marketability of employee options. The actual gain realized on the options will depend on the future price of the Common Stock and cannot be accurately forecast by application of an option pricing model.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                    NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                        SHARES                   OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                                      ACQUIRED ON     VALUE     -----------------------------  ----------------------------
               NAME                    EXERCISE      REALIZED   EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------  -------------  ----------  ------------  ---------------  ------------  --------------

Daniel P. Tully....................      100,000    $4,565,625(2)   1,472,956      273,013      $99,946,774   $ 11,439,893

David H. Komansky..................            0             0      485,471        574,118      31,153,454      18,946,320

Herbert M. Allison, Jr.............            0             0      600,551        155,418      39,577,176       6,482,134

Jerome P. Kenney...................            0             0      576,046        123,468      38,019,141       5,172,088

John L. Steffens...................      240,000    11,154,375(2)     445,471      157,058      28,377,829       6,564,852

------------------------

(1) This valuation represents the difference between $84.25, the closing price of the Common Stock on December 27, 1996 on the Consolidated Transaction Reporting System, and the exercise prices of these options.

(2) This valuation represents the difference between the average of the high and low prices of the Common Stock on the Consolidated Transaction Reporting System on the date of exercise and the exercise prices of the options exercised. Mr. Tully and Mr. Steffens continue to hold the shares received upon the exercise of these options (net of shares withheld for taxes).

PENSION PLAN ANNUITY

In 1988, the ML & Co. defined benefit pension plan (the "Pension Plan") was terminated, and a group annuity contract to pay the Pension Plan benefits to the vested participants was purchased from Metropolitan Life Insurance Company with a portion of the terminated Pension Plan trust assets. This annuity is payable at normal retirement (generally age 65) or at an early retirement age in a reduced amount. ML & Co. participates in the actuarial experience and investment performance of these annuity assets under an agreement with Metropolitan Life Insurance Company.

Under the arrangement described above, the executive officers named in the Summary Compensation Table will be eligible to receive an annuity upon retirement. Those retiring at age 65 with at least 10 years of Pension Plan participation will receive up to the annual statutory maximum applicable to the year in which the annuity payments are made, which, during 1997, is $125,000 (if born before 1938) and $116,667 (if born between 1938 and 1954). These limits are adjusted periodically by the Internal Revenue Service for increases in the cost of living. The compounded annual growth rate of these cost of living increases has been 3.5% since 1988, the year indexing began. Effective for 1995 and later years, however, the cost of living adjustment calculation is subject to rounding rules. These annuity payments, if payable as straight life annuities, will not exceed the following annual amounts for the following executive officers: Mr. Tully ($316,168) subject to the statutory maximum ($125,000 in 1997); Mr. Komansky ($103,655); Mr. Allison ($81,543); Mr. Kenney ($173,456) subject to the statutory maximum ($116,667 in 1997); and Mr. Steffens ($227,963) subject to the statutory maximum ($116,667 in 1997). These amounts reflect an offset for estimated social security benefits in accordance with the provisions of the terminated Pension Plan.

SUPPLEMENTAL ANNUITY AGREEMENTS

ML & Co. entered into an annuity agreement with Mr. Tully, effective July 24, 1991, which has been amended as of April 30, 1992 and January 27, 1997, to provide for supplemental defined benefit annuity payments to him and his surviving spouse. The annuity is payable if Mr. Tully retires or dies while an executive officer of ML & Co. The annual amount of this annuity will equal $1,620,000, if payable as a straight life annuity or a 10-year certain and life annuity, or $1,370,000 if payable as a 50% or 100% joint and survivor life annuity, in each case as reduced by Mr. Tully's Pension Plan annuity described above and the combined annuity value at retirement of his account balances attributable to ML & Co. contributions to the ML & Co. 401(k) Savings & Investment Plan and the Retirement Accumulation Plan and to the allocations under the ESOP, and as further reduced by 50% of the annual social security retirement benefit amount he would receive upon retirement at age 65. The payment will be made monthly in the form of a life annuity, a 10-year certain and life annuity or a 50% or 100% joint and survivor life annuity. The survivor benefits, if applicable, are payable only to a spousal beneficiary.

ML & Co. also entered into an annuity agreement with Mr. Komansky, effective January 27, 1997, to provide for supplemental defined benefit annuity payments to him and his surviving spouse. Estimated amounts payable to Mr. Komansky (when combined with retirement benefits from other sources described in the paragraph below), assuming payment in the form of a straight life annuity upon retirement at age 60 or thereafter, can be calculated using the following table based on his "Highest Consecutive 5-Year Average Compensation" and "Years of Service":

                        HIGHEST CONSECUTIVE                                        YEARS OF SERVICE
                           5-YEAR AVERAGE                             -------------------------------------------
                            COMPENSATION                                   28             32             36
--------------------------------------------------------------------  -------------  -------------  -------------
$3,250,000..........................................................  $   1,137,500  $   1,300,000  $   1,462,500
 3,750,000..........................................................      1,312,500      1,500,000      1,620,000
 4,250,000..........................................................      1,487,500      1,620,000      1,620,000
 4,750,000..........................................................      1,620,000      1,620,000      1,620,000
 5,250,000..........................................................      1,620,000      1,620,000      1,620,000

As of December 27, 1996, Mr. Komansky had highest consecutive 5-year average compensation of approximately $3.4 million and approximately 28 years of service. The annuity is payable if Mr. Komansky retires at the age of 60 or thereafter or dies while employed by ML & Co. The annual amount of his annuity will be equal to 1.25% of his highest consecutive 5-year average compensation (excluding stock-based compensation and certain non-recurring cash compensation awards) multiplied by years of service up to age 65, as reduced by Mr. Komansky's Pension Plan annuity described above and the combined annuity value at retirement of his account balances attributable to ML & Co. contributions to the ML & Co. 401(k) Savings & Investment Plan and the Retirement Accumulation Plan, and to the allocations under the ESOP and as further reduced by 50% of the annual social security retirement benefit amount he would receive upon retirement at age 65. The amount of his annuity, however, together with the combined annuity value described above, cannot exceed $1,620,000 if payable as a straight life annuity or a 10-year certain and life annuity, or $1,370,000 if payable as a 50% or 100% joint and survivor life annuity, in each case subject to a semi-annual adjustment for inflation until commencement of payment. The payment will be made monthly in the form of a life annuity or, subject to reductions, a 10-year certain and life annuity or a 50% or 100% joint and survivor life annuity. The survivor benefits, if applicable, are payable only to a spousal beneficiary.

SEVERANCE AGREEMENTS

ML & Co. has severance agreements with certain members of executive and senior management, including Messrs. Tully, Komansky, Allison, Kenney and Steffens. These agreements provide for payments and other benefits if there is a Change in Control (as defined below) of ML & Co., and the employee's employment is subsequently terminated by ML & Co. or its successor without "Cause" or by the employee for "Good Reason", including a detrimental change in responsibilities or a reduction in salary or benefits. The term of each agreement does not exceed 3 years, which term is automatically extended each year for an additional year until notice to the contrary is given to the employee. Under each agreement, the employee will receive a lump sum payment equal to the lesser of 2.99 times the employee's average annual W-2 compensation for the 5 years immediately preceding the year of the termination of employment or 2.99 times the employee's average annual salary, bonus and the grant value of stock-based compensation for the five years immediately preceding the year of the termination of employment. The employee shall also receive (i) a lump sum payment approximating the value of life, disability, accident, and medical insurance benefits for 24 months after termination of employment, and an amount sufficient to cover any income taxes payable thereon; (ii) a lump sum payment equal to the retirement contribution, and an amount sufficient to cover any income taxes payable thereon, that the employee would have been eligible to receive from ML & Co. under the terms of the ML & Co. retirement program, consisting of the Retirement Accumulation Plan and the ESOP, and any applicable ML & Co. contributions to the ML & Co. 401(k) Savings & Investment Plan, or any successor program or plan that may be in effect at the time of the Change in Control, determined as if the employee were fully vested thereunder and had continued (after the date of termination) to be employed for an additional 24 months at the employee's highest annual rate of compensation during the 12 months immediately preceding the date of termination for purposes of determining the basic contributions and any applicable supplemental contributions; and (iii) any legal fees and expenses incurred as a result of his termination of employment. A "Change in Control" of ML & Co. means: (i) any change in control of a nature required to be reported under the Securities and Exchange Commission's proxy rules; (ii) the acquisition by any person of the beneficial ownership of securities representing 30% or more of the combined voting power of ML & Co.'s then outstanding voting securities; (iii) a change in the composition of the Board of Directors such that, within a period of 2 consecutive years, individuals who at the beginning of such 2-year period constituted the Board of Directors and any new directors elected or nominated by at least 3/4 of the directors who were either directors at the beginning of the 2-year period or were so elected or nominated, cease for any reason to constitute at least a majority of the Board of Directors; or (iv) the liquidation of all or substantially all of the assets of ML & Co. In addition, if ML & Co. enters into an agreement, the consummation of which would result in a Change in Control, then a Change in Control shall be deemed to have occurred with respect to any participant's termination without "Cause" or for "Good Reason" occurring after the execution of such agreement and, if such agreement expires or is terminated prior to consummation of the Change in Control, before such expiration or termination. Subject to certain limitations contained in the severance agreements, any payments thereunder would be in addition to amounts payable under certain stock-based plans, including the ML & Co. Long-Term Incentive Compensation Plan, which, in the event of a Change in Control, provide for early vesting and payment if an employee is terminated without cause or leaves for good reason.

COMPENSATION OF DIRECTORS

ML & Co. directors who are not full-time employees of ML & Co. or an affiliated corporation receive monthly cash payments at a rate of $35,000 per year in base compensation and receive transportation to meetings, or reasonable travel expenses incurred in order to attend. In addition, non-employee directors receive $15,000 per year for service as members of, or $25,000 per year for chairing, the Audit and Finance Committee and the MDCC. The director who chairs the Nominating Committee receives $6,000 per year. Other members of that committee receive no additional fee. Under the ML & Co. Fee Deferral Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their base compensation and committee or chair fees until a specified later date or until after retirement. At the option of the participant, deferred fees may be credited with a return based on the performance of selected mutual funds (or, in the case of fees deferred in 1997, a return based on the performance of a ML & Co.-sponsored employee partnership) or may be represented by Common Stock equivalents that are credited with dividend equivalents equal to dividends declared on the Common Stock. All distributions under the Fee Deferral Plan are payable in cash.

Under the ML & Co. Non-Employee Directors' Equity Plan (the "Equity Plan"), each non-employee director who commenced service prior to October 1996 received an initial grant of restricted stock upon commencement of Board service or, in the case of directors in service at the inception of the Equity Plan, on November 4, 1992. The number of shares of restricted stock granted was based on a grant value of $50,000, provided that grants to directors scheduled to retire prior to the fifth Annual Meeting subsequent to grant were reduced proportionately. Restricted stock granted under the Equity Plan vests and becomes transferable in equal annual installments on the date of each of the five Annual Meetings subsequent to grant (or, in the case of a director scheduled to retire earlier, such lesser number of Annual Meetings remaining until retirement). Unvested shares may not be transferred, assigned, pledged or otherwise encumbered, and if Board service ends prior to scheduled retirement for any reason other than death, unvested shares are forfeited. In all other respects, holders of restricted stock under the Equity Plan have the same rights as holders of Common Stock, including the right to vote and receive dividends. The Equity Plan was terminated in October 1996; no further grants will be made thereunder.

The Equity Plan has been replaced by the ML & Co. Deferred Unit and Stock Unit Plan for Non-Employee Directors (the "Unit Plan"). The Unit Plan provides for grants of Deferred Units (representing ML & Co.'s obligation to pay an amount in cash equal to the value of one share of Common Stock at the end of the deferral period) and Deferred Stock Units (representing ML & Co.'s obligation to deliver one share of Common Stock at the end of the deferral period). Under the Unit Plan, each non-employee director receives an initial grant of Deferred Units and Deferred Stock Units upon commencement of Board service and additional grants of Deferred Units and Deferred Stock Units at the beginning of the month following the fifth Annual Meeting subsequent to the most recent grant of Deferred Units or Deferred Stock Units, as applicable. Directors in service at the inception of the Unit Plan received their initial Deferred Unit grants in August 1996 and receive their initial Deferred Stock Unit grants at the beginning of the month following the date their most recent grants of restricted stock under the Equity Plan become fully vested. The grant value of each grant of Deferred Units or Deferred Stock Units is $50,000, except that grants to directors scheduled to retire prior to the fifth Annual Meeting subsequent to grant are reduced proportionately. Deferred Units and Deferred Stock Units are payable in cash and Common Stock, respectively, at the end of a 5-year deferral period or upon earlier cessation of service; provided that payments are prorated if Board service ends prior to scheduled retirement for any reason other than death. Participants in the Unit Plan have the option to defer payment of Deferred Units and Deferred Stock Units, and in the case of Deferred Units, may choose to index their return after the initial 5-year deferral period to the performance of selected mutual funds. Deferred Units and Deferred Stock Units are non-transferable and carry no voting rights, but they receive dividend equivalents that are credited in the form of additional Deferred Units or Deferred Stock Units, as applicable.

Each non-employee director who has served for 5 years (or has reached age 65 with at least one year of service), and who thereafter ceases to serve for any reason other than removal for cause, is eligible to receive a pension benefit. The beneficiary(ies) or estate of each non-employee director is entitled to receive a death benefit in the event of such director's death during his or her term. Both such benefits are based upon the annual base compensation at the time of the director's cessation of service or death (currently $35,000) plus the annual grant value of stock-based compensation for non-employee directors at the time of the director's cessation of service or death (currently $20,000), and the director's age and length of service. Although the amount and method of payment of each such benefit cannot be determined until the time of entitlement, it will not, on an annualized basis, exceed an amount equal to the sum of the annual base compensation for non-employee directors at the time of the director's cessation of service or death plus the annual grant value of stock-based compensation for non-employee directors at the time of the director's cessation of service or death. ML & Co. offers comprehensive medical insurance benefits to non-employee directors and eligible family members, which are comparable to those offered to ML & Co. employees generally, except that these benefits are provided on a non-contributory basis and with differences in deductible, coinsurance and lifetime benefits. ML & Co. also offers life and business travel insurance benefits to non-employee directors.

From time to time, non-employee directors are offered the option of investing personal funds in certain ML & Co.-sponsored employee partnerships. The distributions on such investments received in 1996 by persons who were non-employee directors during 1996 were: Earle H. Harbison, Jr. ($64,000); and Aulana L. Peters ($6,400).

CERTAIN TRANSACTIONS

From time to time since the beginning of the 1996 fiscal year, certain directors and executive officers of ML & Co. and associates of such persons were indebted to subsidiaries of ML & Co., as customers, in connection with margin account loans, mortgage loans, revolving lines of credit and other extensions of credit by ML & Co.'s subsidiaries. These transactions were in the ordinary course of business; they were substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, except that for some credit products interest rates charged were the same as the lowest interest rates charged other persons or were more favorable for ML & Co. employees and directors than for other persons; and they did not involve more than the normal risk of collectibility or present other unfavorable features. In addition, directors, officers and employees of ML & Co. are entitled to receive certain discounts or waivers of fees or commissions for products and services offered by subsidiaries of ML & Co.

From time to time since the beginning of the 1996 fiscal year, ML & Co. and certain of its subsidiaries have engaged in transactions in the ordinary course of business with State Street and the Equitable Companies and certain of their respective affiliates, which are beneficial owners of more than 5% of the outstanding shares of Common Stock; such transactions were on substantially the same terms as those prevailing at the time for comparable transactions with others.

From time to time since the beginning of the 1996 fiscal year, ML & Co., through certain of its subsidiaries in the ordinary course of business, has performed investment banking, financial advisory, and other services for certain corporations with which certain of its directors are affiliated.

From time to time since the beginning of the 1996 fiscal year, legal services were performed by the law firm of Gibson, Dunn & Crutcher for business activities of, and litigation matters on behalf of, ML & Co. and its affiliates and for mutual funds advised by affiliates of ML & Co. Aulana L. Peters, a director, is a partner of this law firm.

The directors (other than Messrs. Clark, Hoover, and Newbigging) have been named as defendants in stockholder derivative actions, commenced on December 5, 1994 and now consolidated, purportedly brought on behalf of ML & Co. in the Supreme Court of the State of New York, New York County. These actions allege, among other things, breach of fiduciary duties in connection with ML & Co.'s business activities with the Orange County Treasurer-Tax Collector. The consolidated action has been dismissed, and an appeal is pending. In addition, all current directors who were directors at the time of the transactions described below have been named as defendants in stockholder derivative actions, commenced October 11, 1991 and now consolidated, purportedly brought on behalf of ML & Co. in the Supreme Court of the State of New York, New York County. The plaintiffs allege, among other things, breach of fiduciary duties in connection with a series of year-end securities transactions between subsidiaries of ML & Co. and Guarantee Security Life Insurance Company during the period from 1984 to 1988. In each of the foregoing stockholder derivative actions, damages in an unspecified amount are sought on behalf of ML & Co.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the MDCC are Jill K. Conway (Chair), Earle H. Harbison, Jr., Robert P. Luciano, John J. Phelan, Jr., and William L. Weiss. None of these individuals was an officer or employee of ML & Co. or any of its subsidiaries, and no "compensation committee interlocks" existed during the 1996 fiscal year.

                               PERFORMANCE GRAPH

The following performance graph compares the performance of ML & Co.'s Common Stock for the last 5 fiscal years of ML & Co. to that of the S&P 500 Index, the S&P Financial Index, and an index based on the common stock of the following 11 companies: A.G. Edwards, Inc.; Bankers Trust New York Corporation; The Bear Stearns Companies Inc.; The Charles Schwab Corporation; Dean Witter, Discover & Co.; J.P. Morgan & Co. Incorporated; Lehman Brothers Holdings Inc.; Morgan Stanley Group Inc.; Paine Webber Group Inc.; Salomon Inc; and The Travelers Inc. (the successor to Primerica Corporation). The graph assumes that the value of the investment in Common Stock and each index was $100 at December 27, 1991, and that all dividends were re-invested. Points on the graph represent the performance as of the last Friday in December of the specified year, ML & Co.'s fiscal year end. Stock price performances shown on the graph are not necessarily indicative of future price performances.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            ML & CO.    S&P 500 INDEX     S&P FINANACIAL INDEX     11 COMPANY GROUP
1991              100               100                     100                   100
1992              108               112                     125                   107
1993              153               122                     140                   135
1994              133               124                     135                   115
1995              195               170                     206                   174
1996              327               213                     288                   249

                                 OTHER MATTERS

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than those items stated in the Notice of Annual Meeting of Stockholders. Should any other matters properly come before the Annual Meeting or any adjournment thereof, shares represented by the enclosed form of proxy, if signed and returned, will be voted in accordance with the judgment of the person or persons voting the proxies.

ML & CO. WILL FURNISH ANY STOCKHOLDER A COPY OF ITS 1996 ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES BUT EXCLUDING OTHER EXHIBITS), WITHOUT CHARGE, UPON REQUEST ADDRESSED TO GREGORY T. RUSSO, SECRETARY, MERRILL LYNCH & CO., INC., 12TH FLOOR, 100 CHURCH STREET, NEW YORK, NY 10080-6512.

               STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

In accordance with the rules of the Securities and Exchange Commission, stockholder proposals intended to be presented at the 1998 Annual Meeting of Stockholders of ML & Co. must be received by ML & Co., at its principal executive office not later than November 10, 1997, in order to be included in ML & Co.'s Proxy Statement and form of proxy relating to that meeting.

                                              By Order of the Board of
                                              Directors
                                                      GREGORY T. RUSSO
                                                          SECRETARY

   [LOGO]MERRILL LYNCH

   Merrill Lynch & Co., Inc.
   World Financial Center
   North Tower
   New York, NY 10281

MERRILL LYNCH & CO., INC.            PROXY         ANNUAL MEETING-APRIL 15, 1997

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Daniel P. Tully, David H. Komansky and Joseph T. Willett, and each of them individually, as proxies, with power of substitution, to vote, as specified herein, all the shares of Common Stock of Merrill Lynch & Co., Inc. held of record by the undersigned at the close of business on February 25, 1997, at the Annual Meeting of Stockholders to be held on April 15, 1997, and at any adjournment thereof and, in their discretion, upon other matters
                                         that properly may come before the
                                         meeting. The shares represented by this
                                         proxy will be voted in accordance with
                                         instructions given on the reverse of
                                         this card. If this proxy is signed and
                                         returned without specific instructions
                                         as to any item or all items, it will be
                                         voted for the election of 5 directors,
                                         for proposals (2) and (3), and against
                                         stockholder proposals (4) and (5). The
                                         undersigned hereby revokes any proxy
                                         heretofore given in respect of the same
                                         shares of stock.

------------------------------------------------------------  ------------------------
                 (SIGNATURE OF STOCKHOLDER)                            (DATE)

------------------------------------------------------------  ------------------------
                 (SIGNATURE OF STOCKHOLDER)                            (DATE)

PLEASE VOTE ON THE REVERSE OF THIS CARD. SIGN, DATE AND RETURN THIS CARD PROMPTLY
USING THE ENCLOSED ENVELOPE. SIGN EXACTLY AS NAME APPEARS ABOVE. EACH JOINT TENANT
SHOULD SIGN. WHEN SIGNING AS ATTORNEY, TRUSTEE, ETC., GIVE FULL TITLE.

                                                                                           The Board of Directors recommends a
                      The Board of Directors recommends a vote FOR                                    vote AGAINST
                               proposals (1), (2) and (3).                                 stockholder proposals (4) and (5).
(1)        The election to the Board of Directors of the 5 nominees named below for a      (4)        Institute cumulative
           term of 3 years                                                                            voting

           / / FOR all nominees listed         / / WITHHOLD AUTHORITY                      (5)        Provide stockholders
           (except as marked to the            to vote for all                                        with relationship of
           contrary below)                     nominees listed                                        derivatives claims to
                                                                                                      underlying assets

             William O. Bourke, W. H. Clark, Stephen L. Hammerman, Aulana L. Peters and
                                        John J. Phelan, Jr.

(2)        Limit the number of stock options    / / FOR     / / AGAINST     / / ABSTAIN
           that may be granted to executive
           officers

(3)        Amend the performance goal formula   / / FOR     / / AGAINST     / / ABSTAIN
           for incentive compensation to
           executive management
INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE INDIVIDUAL NOMINEES, WRITE THE
NAME(S) OF SUCH PERSON(S) HERE:

(1)             / / FOR       / / AGAINST       / / ABSTAIN
                / / FOR       / / AGAINST       / / ABSTAIN
(2)
(3)
INSTRUCTI
NAME(S) O

--------------------------------------------------------------------------------

                                  (TO BE SIGNED ON THE
                       OTHER SIDE)